Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Kali Fry
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-3036
	kim_watkins@intuit.com	kali_fry@intuit.com

Intuit Reports Third Quarter Results and Raises Full Year Revenue and Operating Income Guidance

Organic online ecosystem revenue grew 31 percent
TurboTax Live revenue expected to grow approximately 30 percent to $1 billion in fiscal 2022

MOUNTAIN VIEW, Calif. - May 24, 2022 - Intuit Inc. (Nasdaq: INTU), the global technology platform that makes TurboTax, QuickBooks, Mint, Credit Karma and Mailchimp, announced financial results for the third quarter of fiscal 2022, which ended April 30.
“We are confident in our strategy and execution across the company as we become the global AI-driven expert platform powering the prosperity of consumers and small businesses,” said Sasan Goodarzi, Intuit's chief executive officer. “We had another strong quarter, and we are raising Intuit’s revenue and operating income guidance for fiscal year 2022.”
Financial Highlights
For the third quarter, Intuit:
•Grew total revenue to $5.6 billion, up 35 percent, including the addition of Mailchimp. Excluding Mailchimp, total revenue grew 29 percent.
•Grew Consumer Group revenue 32 percent to $3.2 billion, reflecting the earlier tax filing deadline this year.
•Increased Small Business and Self-Employed Group revenue 42 percent to $1.7 billion. Excluding Mailchimp revenue of $257 million, Small Business and Self-Employed Group revenue grew 20 percent.
•Grew Online Ecosystem revenue 67 percent to $1.2 billion. Excluding Mailchimp, Online Ecosystem revenue grew 31 percent.
•Increased Credit Karma revenue 48 percent to $468 million, a quarterly record for the business.
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Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.
Snapshot of Third-quarter Results

	GAAP			Non-GAAP
	Q3 FY22	Q3 FY21	Change	Q3 FY22	Q3 FY21	Change
Revenue	$5,632	$4,173	35%	$5,632	$4,173	35%
Operating Income	$2,395	$1,914	25%	$2,904	$2,201	32%
Earnings Per Share	$6.28	$5.30	18%	$7.65	$6.07	26%

Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).

Third quarter results include a $141 million one-time charge related to the company’s settlement with the attorneys general of the 50 states and the District of Columbia, entered into on May 4, 2022. This charge is reflected in the company’s GAAP and non-GAAP operating income, impacting growth by 7 and 6 points, respectively. The charge impacted third quarter GAAP and non-GAAP earnings per share by $0.37 and $0.38, respectively. More detail can be found on Form 8-K, filed with SEC on May 4, 2022.

Business Segment Results
Small Business and Self-Employed Group
•QuickBooks Online Accounting revenue grew 32 percent in the quarter, driven primarily by higher effective prices, customer growth and mix-shift.
•Online Services revenue grew to $614 million, up 121 percent, driven by the addition of Mailchimp, and growth in QuickBooks Online payroll and QuickBooks Online payments. Excluding Mailchimp revenue of $257 million, online services revenue grew 28 percent.
•Total international online revenue grew 221 percent on a constant currency basis, and 29 percent excluding Mailchimp.

Credit Karma
•Credit Karma revenue growth in the quarter was driven by strength in personal loans and credit cards.
Consumer Group
For the full fiscal year, Intuit expects:
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•TurboTax share of total IRS returns to expand approximately 1 point and TurboTax share of the DIY category to increase 2 points, both excluding users of the TurboTax Free File offering in the prior year periods.
•Total TurboTax units to grow 1 percent, and TurboTax Online paying units to grow 8 percent. Slower growth was driven by weaker than expected total IRS returns, which the company expects to decline 3 percent.
•TurboTax Live revenue to grow approximately 30 percent to $1 billion and TurboTax Live customers to grow approximately 20 percent. Last year, TurboTax Live customer growth significantly benefited from the introduction of the free Basic offer.
•Customers in under-penetrated segments - including Latinx, self-employed and investors - to grow double digits in total, and the number of customers with crypto transactions to be up more than 4x versus last year.
Unless otherwise noted above, all growth rates refer to Intuit's expectations for the tax filing season through July 31, 2022 compared to the prior season through July 31, 2021.

Intuit plans to provide a TurboTax federal tax unit comparison in its fourth quarter 2022 earnings release.

ProConnect Group
•ProConnect Group professional tax revenue grew to $258 million in the quarter, up from $235 million the prior year.

Capital Allocation Summary
In the third quarter the company:
•Reported a total cash and investments balance of approximately $3.9 billion as of April 30.
•Repurchased $489 million of shares, with $2.0 billion remaining on the company's share repurchase authorization.
•Received Board approval for a quarterly dividend of $0.68 per share, payable July 18, 2022. This represents a 15 percent increase compared to the same period last year.
Forward-looking Guidance
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Intuit updated guidance for the full fiscal year 2022. The updated guidance includes the one-time $141 million charge related to the company's settlement with 50 state attorneys general and the District of Columbia. The company now expects:
•Revenue of $12.633 billion to $12.674 billion, growth of approximately 31 to 32 percent, including Mailchimp as of November 1 and a full year of Credit Karma, up from previous guidance for growth of 26 to 28 percent.
•Excluding Mailchimp, revenue growth of 23 to 24 percent, up from previous guidance for growth of 18 to 20 percent.
•GAAP operating income of $2.499 billion to $2.519 billion, growth of approximately flat to 1 percent, up from previous guidance of a decline of approximately 2 percent to flat. This guidance reflects strong business performance, partially offset by the $141 million impact of the state attorneys general settlement. Excluding the impact of the state attorneys general settlement, GAAP operating income growth would be approximately 5.6 points higher.
•Non-GAAP operating income of $4.451 billion to $4.471 billion, growth of approximately 28 percent, up from previous guidance for growth of 25 to 27 percent. This guidance reflects strong business performance, partially offset by the $141 million impact of the state attorneys general settlement. Excluding the impact of the state attorneys general settlement, non-GAAP operating income growth would be approximately 4.0 points higher.
•GAAP diluted earnings per share of $6.95 to $7.01, a decline of approximately 8 to 7 percent, down from previous guidance of a decline of 7 to 5 percent, reflecting strong business performance, offset by an approximate $0.37 earnings per share impact of the state attorneys general settlement and an expected GAAP tax rate of approximately 20 percent in fiscal 2022, up from 18 percent previously.
•Non-GAAP diluted earnings per share of $11.68 to $11.74, growth of approximately 20 to 21 percent, up from previous guidance for growth of 18 to 20 percent, reflecting strong business performance, partially offset by an approximate $0.38 earnings per share impact of the state attorneys general settlement.

The company also updated segment revenue guidance. For fiscal 2022, the company now expects:
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•Small Business and Self-Employed Group: growth of 36 to 37 percent, up from previous guidance of 32 to 33 percent. This reflects 20 percent organic growth, up from previous guidance for growth of 16 to 17 percent. The company expects a $765 million to $770 million contribution from the Mailchimp acquisition.
•Consumer Group: growth of 10 percent, versus previous guidance for growth of 10 to 11 percent. This reflects weaker than expected total IRS returns, anticipated to decline 3 percent.
•ProConnect Group: growth of 4 to 5 percent, up from previous guidance for growth of 1 to 2 percent.
•Credit Karma: revenue of $1.795 billion to $1.805 billion, up from previous guidance of $1.540 billion to $1.565 billion.
Intuit announced guidance for the fourth quarter of fiscal year 2022, which ends July 31. The company expects:
•Revenue to decline approximately 8 to 9 percent, reflecting the earlier tax filing deadline this year versus last year.
•GAAP loss per share of $0.53 to $0.47.
•Non-GAAP diluted earnings per share of $0.94 to $1.00.
Consumer Group Management Succession Plan
Greg Johnson, general manager of the Consumer Group, will be stepping down from the role on May 31, 2022 to become the CEO of McAfee. Varun Krishna, senior vice president and general manager of growth products, Consumer Group, will succeed Johnson as general manager of the Consumer Group. Krishna, a seasoned executive and leader, has spent over seven years leading product and growth initiatives within the Consumer Group, which have supported the acceleration of Intuit’s TurboTax business. “I want to thank Greg for his countless contributions, congratulate him on his new role as CEO of McAfee and welcome Varun as our new GM of the Consumer Group,” said Goodarzi.
Conference Call Details
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. PT on May 24. The conference call can be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends.

Replay Information
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A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 7437368. The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit
Intuit is the global technology platform that helps consumers and small businesses overcome their most important financial challenges. Serving more than 100 million customers worldwide with TurboTax, QuickBooks, Mint, Credit Karma, and Mailchimp, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible. Please visit us for the latest information about Intuit, our products and services, and find us on social.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including expectations regarding: the size, components and our share of the tax preparation software space; the timing of when individuals will file their tax returns; forecasts and timing of growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2022 and beyond; timing and growth of revenue from current or future products and services; customer growth and average revenue per return; Intuit's corporate tax rate; the amount and timing of any future dividends or share repurchases; and the impact of acquisitions and other strategic decisions on our business; as well as all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant global economic instability and uncertainty. These factors include, without limitation, the following: our ability to compete successfully; potential governmental encroachment in our tax
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businesses; our ability to adapt to technological change; our ability to predict consumer behavior; our reliance on third-party intellectual property; our ability to protect our intellectual property rights; any harm to our reputation; risks associated with acquisition and divestiture activity, including the integration of Credit Karma and Mailchimp; the issuance of equity or incurrence of debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; our failure to process transactions effectively; interruption or failure of our information technology; our ability to maintain critical third-party business relationships; our ability to attract and retain talent; any deficiency in the quality or accuracy of our products (including the advice given by experts on our platform); any delays in product launches; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; the seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic conditions (including, without limitation, inflation); exposure to credit, counterparty and other risks in providing capital to businesses; amortization of acquired intangible assets and impairment charges; our ability to repay or otherwise comply with the terms of our outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2021 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Fiscal 2022 full-year and Q4 guidance speaks only as of the date it was publicly issued by Intuit. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this presentation. We do not undertake any duty to update any forward-looking statement or other information in this presentation.

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TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2022	April 30, 2021	April 30, 2022	April 30, 2021
Net revenue:
Product	$554	$533	$1,476	$1,395
Service and other	5,078	3,640	8,836	5,677
Total net revenue	5,632	4,173	10,312	7,072
Costs and expenses:
Cost of revenue:
Cost of product revenue	18	16	53	53
Cost of service and other revenue	764	565	1,654	1,130
Amortization of acquired technology	42	14	99	35
Selling and marketing	1,227	857	2,719	1,799
Research and development	600	464	1,720	1,157
General and administrative	465	289	1,126	708
Amortization of other acquired intangible assets	121	54	295	92
Total costs and expenses [A]	3,237	2,259	7,666	4,974
Operating income	2,395	1,914	2,646	2,098
Interest expense	(21)	(7)	(49)	(22)
Interest and other income (loss), net	(1)	14	44	77
Income before income taxes	2,373	1,921	2,641	2,153
Income tax provision [B]	579	457	519	471
Net income	$1,794	$1,464	$2,122	$1,682

Basic net income per share	$6.35	$5.36	$7.60	$6.26
Shares used in basic per share calculations	282	273	279	269

Diluted net income per share	$6.28	$5.30	$7.48	$6.20
Shares used in diluted per share calculations	286	276	284	271

Cash dividends declared per common share	$0.68	$0.59	$2.04	$1.77

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]The following table summarizes the total share-based compensation expense that we recorded in operating income for the periods shown.

	Three Months Ended		Nine Months Ended
(in millions)	April 30, 2022	April 30, 2021	April 30, 2022	April 30, 2021
Cost of revenue	$40	$16	$105	$47
Selling and marketing	85	51	232	127
Research and development	138	82	379	187
General and administrative	83	69	246	148
Total share-based compensation expense	$346	$218	$962	$509

[B]We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.
For the three and nine months ended April 30, 2022, we recognized excess tax benefits on share-based compensation of $26 million and $135 million, respectively, in our provision for income taxes. For the three and nine months ended April 30, 2021, we recognized excess tax benefits on share-based compensation of $13 million and $77 million, respectively, in our provision for income taxes.
Our effective tax rates for the three and nine months ended April 30, 2022 were approximately 24% and 20%, respectively. Excluding discrete tax items primarily related to share-based compensation tax benefits mentioned above, our effective tax rate for both periods was approximately 26%. The difference from the federal statutory rate of 21% was primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the tax benefit we received from the federal research and experimentation credit.
Our effective tax rates for the three and nine months ended April 30, 2021 were approximately 24% and 22%, respectively. Excluding discrete tax items primarily related to share-based compensation tax benefits mentioned above, our effective tax rate for both periods was approximately 25%. The difference from the federal statutory rate of 21% was primarily due to state income taxes, non-deductible share-based compensation and non-deductible transaction costs related to the Credit Karma acquisition, which were partially offset by the tax benefit we received from the federal research and experimentation credit.
In the current global tax policy environment, the U.S. and other domestic and foreign governments continue to consider, and in some cases enact, changes in corporate tax laws. As changes occur, we account for finalized legislation in the period of enactment.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2022
	Q1	Q2	Q3	Q4	Year to Date
GAAP operating income (loss)	$195	$56	$2,395	$—	$2,646
Amortization of acquired technology	15	42	42	—	99
Amortization of other acquired intangible assets	53	121	121	—	295
Professional fees for business combinations	12	57	—	—	69
Share-based compensation expense	280	336	346	—	962
Non-GAAP operating income (loss)	$555	$612	$2,904	$—	$4,071

GAAP net income (loss)	$228	$100	$1,794	$—	$2,122
Amortization of acquired technology	15	42	42	—	99
Amortization of other acquired intangible assets	53	121	121	—	295
Professional fees for business combinations	12	57	—	—	69
Share-based compensation expense	280	336	346	—	962
Net (gain) loss on debt securities and other investments [A]	(42)	—	(7)	—	(49)
Income tax effects and adjustments [B]	(123)	(210)	(111)	—	(444)
Non-GAAP net income (loss)	$423	$446	$2,185	$—	$3,054

GAAP diluted net income (loss) per share	$0.82	$0.35	$6.28	$—	$7.48
Amortization of acquired technology	0.06	0.14	0.15	—	0.35
Amortization of other acquired intangible assets	0.19	0.42	0.42	—	1.04
Professional fees for business combinations	0.04	0.20	—	—	0.24
Share-based compensation expense	1.01	1.17	1.21	—	3.39
Net (gain) loss on debt securities and other investments [A]	(0.15)	—	(0.02)	—	(0.17)
Income tax effects and adjustments [B]	(0.44)	(0.73)	(0.39)	—	(1.56)
Non-GAAP diluted net income (loss) per share	$1.53	$1.55	$7.65	$—	$10.77

Shares used in GAAP diluted per share calculation	277	287	286	—	284

Shares used in non-GAAP diluted per share calculation	277	287	286	—	284
[A] During the three months ended October 31, 2021, we recognized $39 million of net gains on other long-term investments.
[B]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2021
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$209	$(25)	$1,914	$402	$2,500
Amortization of acquired technology	7	14	14	15	50
Amortization of other acquired intangible assets	2	36	54	54	146
Professional fees for business combinations	5	30	1	—	36
Share-based compensation expense	111	180	218	244	753
Non-GAAP operating income (loss)	$334	$235	$2,201	$715	$3,485

GAAP net income (loss)	$198	$20	$1,464	$380	$2,062
Amortization of acquired technology	7	14	14	15	50
Amortization of other acquired intangible assets	2	36	54	54	146
Professional fees for business combinations	5	30	1	—	36
Share-based compensation expense	111	180	218	244	753
Net (gain) loss on debt securities and other investments	(7)	(8)	—	—	(15)
Other income from divested businesses [A]	—	(30)	—	—	(30)
Income tax effects and adjustments [B]	(66)	(57)	(73)	(149)	(345)
Non-GAAP net income (loss)	$250	$185	$1,678	$544	$2,657

GAAP diluted net income (loss) per share	$0.75	$0.07	$5.30	$1.37	$7.56
Amortization of acquired technology	0.03	0.05	0.05	0.06	0.18
Amortization of other acquired intangible assets	—	0.14	0.19	0.20	0.53
Professional fees for business combinations	0.02	0.11	—	—	0.13
Share-based compensation expense	0.42	0.66	0.79	0.88	2.76
Net (gain) loss on debt securities and other investments	(0.03)	(0.03)	—	—	(0.05)
Other income from divested businesses [A]	—	(0.11)	—	—	(0.11)
Income tax effects and adjustments [B]	(0.25)	(0.21)	(0.26)	(0.54)	(1.26)
Non-GAAP diluted net income (loss) per share	$0.94	$0.68	$6.07	$1.97	$9.74

Shares used in GAAP diluted per share calculation	265	273	276	277	273

Shares used in non-GAAP diluted per share calculation	265	273	276	277	273
[A]    During the three months ended January 31, 2021, we recorded a $30 million gain from the sale of a note receivable that was previously written off.
[B]    As discussed in "About Non-GAAP Financial Measures - Income Tax Effects and Adjustments" following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30, 2022	July 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3,531	$2,562
Investments	373	1,308
Accounts receivable, net	738	391
Income taxes receivable	6	123
Prepaid expenses and other current assets	671	316
Current assets before funds held for customers	5,319	4,700
Funds held for customers	539	457
Total current assets	5,858	5,157

Long-term investments	98	43
Property and equipment, net	858	780
Operating lease right-of-use assets	425	380
Goodwill	13,731	5,613
Acquired intangible assets, net	7,224	3,252
Long-term deferred income taxes	8	8
Other assets	312	283
Total assets	$28,514	$15,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$900	$623
Accrued compensation and related liabilities	543	530
Deferred revenue	741	684
Income taxes payable	198	3
Other current liabilities	670	358
Current liabilities before customer fund deposits	3,052	2,198
Customer fund deposits	539	457
Total current liabilities	3,591	2,655

Long-term debt	6,853	2,034
Long-term deferred income tax liabilities	608	525
Operating lease liabilities	415	380
Other long-term obligations	86	53
Total liabilities	11,553	5,647

Stockholders’ equity	16,961	9,869
Total liabilities and stockholders’ equity	$28,514	$15,516

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	April 30, 2022	April 30, 2021
Cash flows from operating activities:
Net income	$2,122	$1,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	142	122
Amortization of acquired intangible assets	396	128
Non-cash operating lease cost	62	45
Share-based compensation expense	962	509
Deferred income taxes	106	69
Other	(21)	(49)
Total adjustments	1,647	824
Originations of loans held for sale	—	(41)
Sale and principal payments of loans held for sale	—	144
Changes in operating assets and liabilities:
Accounts receivable	(323)	(267)
Income taxes receivable	117	68
Prepaid expenses and other assets	(88)	(7)
Accounts payable	86	194
Accrued compensation and related liabilities	(392)	(122)
Deferred revenue	(2)	(13)
Income taxes payable	195	206
Operating lease liabilities	(62)	(45)
Other liabilities	250	85
Total changes in operating assets and liabilities	(219)	99
Net cash provided by operating activities	3,550	2,708
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(583)	(904)
Sales of corporate and customer fund investments	1,448	152
Maturities of corporate and customer fund investments	177	401
Purchases of property and equipment	(168)	(101)
Acquisitions of businesses, net of cash acquired	(5,682)	(3,064)
Originations of term loans to small businesses	(613)	(135)
Principal repayments of term loans from small businesses	320	86
Other	(9)	37
Net cash used in investing activities	(5,110)	(3,528)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	4,700	—
Repayments on borrowings under unsecured revolving credit facility	—	(1,000)
Proceeds from borrowings under secured revolving credit facility	122	—
Repayment of debt	—	(338)
Proceeds from issuance of stock under employee stock plans	116	137
Payments for employee taxes withheld upon vesting of restricted stock units	(465)	(245)
Cash paid for purchases of treasury stock	(1,337)	(542)
Dividends and dividend rights paid	(580)	(482)

Net change in customer fund deposits	82	(107)
Other	(9)	(2)
Net cash provided by (used in) financing activities	2,629	(2,579)
Effect of exchange rates on cash, cash equivalents, restricted cash, and restricted cash equivalents	(18)	14
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	1,051	(3,385)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	2,819	6,697
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$3,870	$3,312
Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the condensed consolidated balance sheets to the total amounts reported on the condensed consolidated statements of cash flows
Cash and cash equivalents	$3,531	$3,164
Restricted cash and restricted cash equivalents included in funds held for customers	339	148
Total cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$3,870	$3,312

Supplemental schedule of non-cash investing activities:
Issuance of common stock in a business combination	$6,316	$3,798

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending July 31, 2022
Revenue	$2,321	$2,362	$—		$2,321	$2,362
Operating income (loss)	$(147)	$(127)	$527	[a]	$380	$400
Diluted income (loss) per share	$(0.53)	$(0.47)	$1.47	[b]	$0.94	$1.00

Twelve Months Ending July 31, 2022
Revenue	$12,633	$12,674	$—		$12,633	$12,674
Operating income	$2,499	$2,519	$1,952	[c]	$4,451	$4,471
Diluted earnings per share	$6.95	$7.01	$4.73	[d]	$11.68	$11.74
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.
[a]     Reflects estimated adjustments for share-based compensation expense of approximately $367 million; amortization of acquired technology of approximately $39 million; and amortization of other acquired intangible assets of approximately $121 million.
[b]     Reflects estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.
[c]     Reflects estimated adjustments for share-based compensation expense of approximately $1.3 billion; professional fees for business combinations of approximately $69 million; amortization of acquired technology of approximately $138 million; and amortization of other acquired intangibles of approximately $416 million.
[d]    Reflects estimated adjustments in item [c], income taxes related to these adjustments, other income tax effects related to the use of the non-GAAP tax rate, and $47 million of net gains on other long-term investments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated May 24, 2022 contains non-GAAP financial measures. Table B1, Table B2, and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•Share-based compensation expense
•Amortization of acquired technology
•Amortization of other acquired intangible assets
•Goodwill and intangible asset impairment charges
•Gains and losses on disposals of businesses and long-lived assets
•Professional fees and transaction costs for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•Gains and losses on debt and equity securities and other investments
•Income tax effects and adjustments
•Discontinued operations

We believe these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire a business in a business combination, we are required by GAAP to record the fair values of the intangible assets of the business and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired businesses. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees and transaction costs for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures credit losses on available-for-sale debt securities and gains and losses on other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 24% for fiscal 2021 and fiscal 2022. This long-term non-GAAP tax rate could be subject to change for various reasons including significant acquisitions, changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
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